Exhibit 99.1

NEWS FROM ARCH COAL FOR IMMEDIATE RELEASE Media: Kim Link 314/994.2936 Investors: Jennifer Beatty 314/994.2781

Arch Coal Comments on Fourth Quarter Production Levels; Schedules Release of Fourth Quarter and Full Year 2013 Results on Feb. 4

ST. LOUIS, Jan. 21, 2014 — Arch Coal, Inc. (NYSE:ACI) today announced that lower-than-planned shipment levels in the Powder River Basin and reduced production levels at the Mountain Laurel complex in Appalachia will impact its fourth quarter 2013 financial results.

In the Powder River Basin (“PRB”), Arch’s fourth quarter 2013 shipment levels decreased by more than 15 percent from third quarter levels due to rail service issues on the Joint Line. Arch’s fourth quarter shipments were impacted as its current mix of sales contracts skews more heavily toward customers utilizing the rail operator with the majority of the shortfall. Arch noted that this shipment shortfall had a predictable increase in fourth quarter unit costs in the region. In addition, the lower-than-expected shipments in the fourth quarter caused thermal volumes for 2013 to be below the company’s previous expectations.

“Although rail disruptions impacted our PRB operations in the fourth quarter, we would expect to make up a majority of those shipments during 2014 as rail service improves throughout the year,” said John W. Eaves, Arch’s president and chief executive officer.

As previously announced, Arch has encountered challenging geologic conditions in the current longwall panel at the Mountain Laurel complex in Appalachia. Due to these conditions, fourth quarter 2013 production at the mine decreased by 40 percent as compared to third quarter levels. As a result, the company’s full year 2013 metallurgical coal sales volumes were slightly below the low end of its previous expectations.

Arch Coal’s fourth quarter 2013 earnings release will be issued before the market opens on Tuesday, Feb. 4, and will be posted to the company’s website at that time. The company also will discuss its fourth quarter and full year 2013 financial results in a conference call that will be broadcast live over the Internet at 10:00 a.m. Eastern time. The webcast will be accessible via the “investor” section of the Arch Coal website at http://investor.archcoal.com. Following the live event, a replay and an audio download will be available on the site for approximately one month.

U.S.-based Arch Coal, Inc. is one of the world’s top coal producers for the global steel and power generation industries, serving customers on five continents. Its network of mining complexes is the most diversified in the United States, spanning every major coal basin in the nation. The company controls more than 5 billion tons of high-quality metallurgical and thermal coal reserves, with access to all major railroads, inland waterways and a growing number of seaborne trade channels. For more information, visit www.archcoal.com.

Forward-Looking Statements:  This press release contains “forward-looking statements” — that is, statements related to future, not past, events.  In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,”

“believes,” “seeks,” or “will.”  Forward-looking statements by their nature address matters that are, to different degrees, uncertain.  For us, particular uncertainties arise from changes in the demand for our coal by the domestic electric generation industry; from legislation and regulations relating to the Clean Air Act and other environmental initiatives; from operational, geological, permit, labor and weather-related factors; from fluctuations in the amount of cash we generate from operations; from future integration of acquired businesses; and from numerous other matters of national, regional and global scale, including those of a political, economic, business, competitive or regulatory nature.  These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements.  We do not undertake to update our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.  For a description of some of the risks and uncertainties that may affect our future results, you should see the risk factors described from time to time in the reports we file with the Securities and Exchange Commission.

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